Exhibit 99.1

                    WERNER ENTERPRISES, INC.
                       14507 Frontier Road
                         P. O. Box 45308
                     Omaha, Nebraska  68145

FOR IMMEDIATE RELEASE

      WERNER ENTERPRISES ANNOUNCES TRANSPORTATION AGREEMENT
                       WITH DOLLAR GENERAL

Omaha, Nebraska - February 12, 1998: Werner Enterprises (NASDAQ:WERN), one of the nation's five largest truckload transportation companies, announced today that it has entered into a transportation agreement with Dollar General Corporation (NYSE:DG), a retail chain with over 3,100 neighborhood stores to provide Dollar General with dedicated trucking, logistics, and trailer maintenance services.

Since 1996, Werner has provided Dollar General with dedicated trucking services. In September 1997, Werner became the primary dedicated trucking provider for Dollar General's Ardmore, Oklahoma distribution center, and the provider of logistics and trailer maintenance services for all four of Dollar General's distribution centers in Ardmore, Oklahoma; South Boston, Virginia; Homerville, Georgia; and Scottsville, Kentucky.

On or about May 1, 1998, Werner will assume responsibility for dedicated trucking services for Dollar General's Homerville, Georgia and Scottsville, Kentucky distribution centers. This will increase the Werner dedicated fleet for Dollar General from approximately 150 trucks to approximately 400 trucks.

"We are extremely pleased to expand our business relationship with Dollar General, one of the finest, fastest-growing retailers in the United States," said Clarence Werner, Chairman and Chief Executive Officer of Werner Enterprises. "Dollar General is the type of company that Werner Enterprises wants to grow with. Dollar General has an excellent management team, similar family ownership history to our Company, and an outstanding record of profitable growth."

"Dollar General is a `Customer Distributor of Consumable Basics' serving customers in 24 states, and transportation costs are two-thirds of our total distribution expense," said Cal Turner, Jr., Chairman and Chief Executive Officer of Dollar General. "Werner Enterprises is one of the premier transportation companies in America today, and we look forward to a dynamic partnership that will enhance our entire distribution network."

Werner Enterprises is a full service transportation company based in Omaha, Nebraska, providing truckload and other transportation services throughout the 48 contiguous states with service to Canada and Mexico. Werner operated a fleet of 5,350 tractors and 14,700 trailers as of December 1997. For further information about Werner Enterprises, please visit it on the Internet at www.werner.com.

Dollar General Corporation maintains over 3,000 retail stores providing an assortment of consumable basic merchandise at everyday low prices to customers in small towns in the midwestern and southeastern United States. For further information about Dollar General, please visit it on the Internet at www.dollargeneral.com.

This press release contains certain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Without limitation, these risks and
uncertainties   include  economic  recessions  or   downturns   in
customers'   business   cycles,   rapid   inflation,   price   and
availability of diesel fuel, increased rate competition, severity of accident claims, weather conditions and the availability and compensation of qualified drivers. Readers are urged to carefully review and consider the various disclosures made by Werner Enterprises, Inc. in its Annual Report on Form 10-K.

Contact:  Robert E. Synowicki, Jr.
          Executive Vice President and Chief Operating Officer
          (402) 894-3000